UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2013

ALLIED NEVADA GOLD CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33119	20-5597115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9790 Gateway Drive, Suite 200 Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

(775) 358-4455

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2013, Allied Nevada Gold Corp. (the “Company”) and Scott Caldwell entered into a Separation and Settlement Agreement (the “Separation Agreement”) in connection with the departure of Mr. Caldwell from his positions as President and Chief Executive Officer of the Company, effective March 27, 2013, as previously announced in the Company’s Current Report on Form 8-K filed March 28, 2013 with the Securities and Exchange Commission. Mr. Caldwell’s employment with the Company was terminated effective as of April 2, 2013 (the “Termination Date”).

Under the Separation Agreement, the Company has agreed to (i) pay Mr. Caldwell a lump sum payment of $1,320,000, or two times Mr. Caldwell’s annual base salary as of the Termination Date, and (ii) permit Mr. Caldwell’s outstanding performance-based restricted stock units (“PSUs”) and time-based restricted stock units (“RSUs”) that are eligible to vest within two years of the Termination Date to continue to vest in accordance with the Company’s Restricted Share Plan, subject to Mr. Caldwell’s compliance with the Separation Agreement and, in the case of the PSUs, the performance of the Company. Mr. Caldwell’s PSUs and RSUs that were not eligible to vest within two years of the Termination Date have been forfeited and cancelled. The Separation Agreement also provides for a customary general release of claims by Mr. Caldwell.

The description of the Separation Agreement in this Form 8-K covers the material terms of the Separation Agreement and is qualified entirely by reference to the Separation Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Separation and Settlement Agreement dated May 29, 2013 by and between Allied Nevada Gold Corp. and Scott Caldwell

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 3, 2013	Allied Nevada Gold Corp.

	By:	/s/ Stephen M. Jones
Stephen M. Jones
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Separation and Settlement Agreement dated May 29, 2013 by and between Allied Nevada Gold Corp. and Scott Caldwell

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